Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of 12:01AM Eastern Time on October 6, 2022 (the “Effective Date”), is entered into between Vibetech International, LLC (“Vibetech” or “Seller”), Norman Serrano (“Serrano”), and KULR Technology Group, Inc., a Delaware corporation ("Buyer"). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller is engaged in the business of directly or indirectly providing services related to vibration and/or vibration-mitigation technologies (the "Business"); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business, including but not limited to those listed in Schedule 1, (collectively, the "Purchased Assets"), and including the following:

(a)            all Intellectual Property (as defined below);

(b)            all Social Media (as defined below);

(c)            all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories ("Inventory");

(d)            all of Seller's rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(e)            all insurance benefits, including rights and proceeds, arising from or relating to the Business or the Purchased Assets;

(f)            originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, "Governmental Authority")), sales material and records, strategic plans and marketing, and promotional surveys, material, and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and

(g)            all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02            Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Schedule 2 (collectively, the "Excluded Assets").

Section 1.03            No Liabilities. Buyer shall not assume any Liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (the "Seller’s Liabilities"). For purposes of this Agreement, "Liabilities" means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or otherwise, whether through the ownership of voting securities, by contract, or otherwise, currently existing or hereinafter created.

Section 1.04            Transaction Consideration.

(a)            Buyer shall issue to Seller shares of common stock of Buyer valued, as of the Effective Date, at $1,500,000 on the Effective Date and having an initial capital account and equity value of $1,500,000 (the “Equity Consideration”), in an exchange for an undivided 42.857% in the Purchased Assets that is intended to qualify as a tax-free contribution pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that on the dates referenced hereafter Seller has not terminated his employment with Buyer for any reason other than severe health problems or other extenuating circumstances that would render Seller unable to perform his employment obligations under standards of commercial reason, the Equity Consideration shall be issued to Seller as follows: Buyer shall issue the Equity Consideration to Seller in four installments of three hundred seventy-five thousand dollars ($375,000.00) each on the following dates: (i) one year after the Effective Date, (ii) two years after the Effective Date, (iii) three years after the Effective Date, and (iv) four years after the Effective Date. Once issued, ownership of each respective installment of the Equity Consideration shall remain with Seller, along with all the rights given to the common stock of Buyer thereafter. In addition, if Buyer terminates Seller’s employment, unless such termination is for cause, all of the unissued Equity Consideration shall immediately be issued by Buyer to Seller. Seller understands that under section 83 of the Code, the fair market value of any shares included in the Equity Consideration at the first time the rights of the Seller’s beneficial interest in such Shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, may be reportable at that time. Seller understands that it may elect to be taxed at the time said shares are acquired hereunder to the extent of the fair market value of the shares as of the Effective Date rather than when such shares cease to be subject to the abovementioned restrictions by filing an election under section 83(b) of the Code with the I.R.S. within thirty (30) days after the Effective Date. Seller acknowledges that it is Seller’s sole responsibility to file a timely election under section 83(b) of the Code. Seller is relying solely on its advisors with respect to the decision as to whether or not to file an 83(b) election.

As used in herein, “for cause” shall be limited to Serrano’s (i) willful engagement in dishonesty, illegal conduct, or gross misconduct that is materially injurious to the Buyer; (ii) embezzlement, misappropriation, or fraud if such related is related to Buyer; (iii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Serrano’s ability to perform services for the Buyer, or results in material harm to the Buyer; (iv) material violation of Buyer’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (v) willful unauthorized disclosure of Confidential Information in breach of this Agreement if such disclosure materially detriments Buyer; (vi) intentional damage to Buyer’s assets; (vii) willful and continued failure to substantially perform Serrano’s duties for Buyer (other than as a result of incapacity due to physical or mental illness); (vii) intentional engagement in any competitive activity which would constitute a breach of Serrano’s duty of loyalty; (viii) any material inaccuracy in or material breach of the representations and warranties by the Seller or Serrano of this Agreement.

(b)            Seller shall sell the portion of the Purchased Assets remaining after the Equity Consideration to Buyer for the aggregate cash consideration of $2,000,000, subject to adjustment pursuant to Section 1.05 below (as adjusted, the “Cash Consideration”), payable as follows:

(i)            One Million Dollars ($1,000,000) in cash on the Closing Date;

(ii)            Five Hundred Thousand Dollars ($500,000) in cash six (6) months following the Closing Date; and

(iii)            Five Hundred Thousand Dollars ($500,000) in cash twelve (12) months following the Closing Date.

The Equity Consideration and Cash Consideration are collectively referred to herein as the “Purchase Price”

Section 1.05            Repayment of Cash Consideration. If Seller voluntarily terminates his employment with Buyer less than four (4) years after the Closing Date for reasons other than severe health problems or other extenuating circumstances that would render Seller unable to perform his employment obligations under standards of commercial reason, then Seller shall pay back to Buyer the following portions of the Cash Consideration within sixty (60) days after such termination (the “Purchase Price Clawback”):

Prorated Purchase Price Clawback = [Cash Payment] – ([Cash Payment] x ([number of Seller’s post-Closing years of employment with Buyer]/4))

A partial year shall be considered a full year for purposes of the preceding formula.

Notwithstanding the foregoing, Seller shall not be required to repay any part of the Cash Consideration if Buyer terminates Seller’s employment, unless such termination is for cause as defined herein above.

Section 1.06            Buyer shall pay the Cash Consideration by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 3.

Section 1.07            Withholding Tax. Buyer shall be entitled to deduct and withhold from the Cash Consideration all Taxes that Buyer may be required to deduct and withhold under any provision of law related to such Taxes. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.08            Third Party Consents. To the extent that Seller's rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II
Closing

Section 2.01            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 31st Floor, New York, NY 10036, or remotely by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution and on the Effective Date of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date."

Section 2.02            Closing Deliverables.

(a)            At the Closing, Seller shall deliver to Buyer the following:

(i)            a bill of sale (the "Bill of Sale") and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)          an assignment and assumption agreement (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii)         assignments in form and substance satisfactory to Buyer (the "Intellectual Property Assignments") and duly executed by Seller, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)          a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents ; and

(v)         such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b)            At the Closing, Buyer shall deliver to Seller the following:

(i)            the applicable installments of the Purchase Price (less any amounts which may be withheld for outstanding Liabilities related to any Taxes payable in connection with the Purchased Assets);

(ii)            the Assignment and Assumption Agreement duly executed by Buyer; and

(iii)           a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

(c)            At the Closing, Buyer shall offer to Norman Serrano, and Mr. Serrano shall accept, employment with Buyer on substantially the following terms, as well as other terms customary in the industry and/or for the relevant geographies:

(i)            Compensation of eighteen thousand dollars ($18,000) on a monthly basis;

(ii)            Mr. Serrano may work primarily remotely, e.g., out of his home in Pleasant Grove, Utah, and/or other facilities in the area. However, Seller shall travel for work at Buyer’s request and Buyer shall pay all reasonable travel expenses; and

(iii)            Mr. Serrano shall receive health insurance, life insurance, and other benefits generally offered and provided to Buyer’s similarly situated employees.

(d)            No later than the Closing Date, Seller shall provide written notice to PHI Aviation, LLC (“PHI”) of termination of any contract, agreement or otherwise with PHI related to the Purchased Assets, which termination shall be effective no later than thirty (30) days after such notice date but shall not require Seller to directly compete with Buyer.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01            Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02            No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority ("Governmental Order") applicable to Seller, the Business, or the Purchased Assets; (b) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity ("Person") or require any permit, license, or Governmental Order; (c) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract, agreement or otherwise to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance ("Encumbrance") on the Purchased Assets.

Section 3.03            Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, which are not, individually or in the aggregate, material in amount.

Section 3.04            Absence of Certain Changes, Events, and Conditions. Since the inception of the Business, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.05            Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.06            Intellectual Property.

(a)            Schedule 1 contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

(b)            Schedule 1 contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller's ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)            Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted. Seller has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller's exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such contracts. All assignments and other instruments necessary to establish, record, and perfect Seller's ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)            Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer's right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical the same terms as they were owned or available for use by Seller immediately prior to the Closing.

(e)            All of the Intellectual Property Assets (and Licensed Intellectual Property) is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f)            The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)            There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)            Schedule 1 contains a correct, current, and complete list of all social media accounts (the “Social Media”) used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, "Platform Agreements"). There are no Actions settled, pending, or threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i)            For purposes of this Section 3.06, referenced terms have the following meanings:

(i)            "Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including abandoned patent applications, divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof ("Software"); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

(ii)            "Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

(iii)            "Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

(iv)            "Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

(v)            "Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

(vi)            "Licensed Intellectual Property" means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller's Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

Section 3.07            Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.08            Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.09            Legal Proceedings; Governmental Orders.

(a)            There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Seller's knowledge, threatened against or by Seller: (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)            There are no outstanding/Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.10            Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.11            Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All tax returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such tax returns are, or will be, true, complete, and correct in all respects. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.12            Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer, including financial information, pursuant to or in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01            Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02            No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03            Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
Covenants

Section 5.01            Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents ("Representatives") to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For purposes of this Agreement: (i) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 5.02            Non-Competition; Non-Solicitation.

(a)            Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of five (5) years commencing on the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any activity that is the same as, or similar to, the Business (the "Restricted Business") in the United States and other territories known to Seller to which Buyer expects to market its services with use of the Purchase Assets (the "Territory"); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)            During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)            Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)            Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03            Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04            Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be the responsibility of the
Seller and shall be subject to Seller’s indemnification responsibilities set forth in Section 6.02.

Section 5.05            Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Indemnification

Section 6.01            Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02            Indemnification by Seller and Serrano. Subject to the other terms and conditions of this ARTICLE VI, Seller and Serrano, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, "Losses"), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c)            any Excluded Asset or any Seller’s Liabilities; or

(d)            any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, "Third Party Claim" means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03            Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)            any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.04            Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05            Liability Basket Deductible. Indemnifying Party shall not be obligated to pay for any indemnified Losses until the amount of such Losses exceeds, in the aggregate, $15,000 (fifteen thousand dollars) (the “Deductible”), in which event Indemnifying Party shall only pay or be liable for Losses in excess of the Deductible.

Section 6.06            Liability Cap. Indemnifying Party is not obligated to reimburse Indemnified Party for any Losses that exceed, in the aggregate, One-Million-Five-Hundred-Thousand Dollars ($1,500,000) of the Cash Consideration actually paid to Seller under this Agreement.

Section 6.07            Right of Set-Off. Any payment for indemnification owed by an Indemnifying Party pursuant to this ARTICLE VI shall be effected by a mutually agreed upon right of set-off (“Right of Set-Off’) against payments otherwise payable by the Indemnified Party, including any or all of the Purchase Price that such Indemnifying Party has received to such date. To the extent that an Indemnified Party plans to exercise its Right of Set-Off, the Indemnified Party shall first provide at least five (5) Business Days’ prior written notice to the Indemnifying Party detailing the Indemnified Party’s intent to exercise its Right of Set-Off.

Section 6.08            Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
Miscellaneous

Section 7.01            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02            Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller or Serrano:	Norm Serrano 1348 W1340 N Pleasant Grove, UT 84062 Email: vibetech@reagan.com Attention: Norman Serrano

with a copy to:	Strong & Hanni, P.C. 102 S 200 E, Suite 800 Salt Lake City, UT 84111 Email: jshapiro@strongandhanni.com Attention: Joseph Shapiro

If to Buyer:	4863 Shawline Street, San Diego, California 92111 Email: michael.mo@kulrtechnology.com Attention: Chief Executive Officer

with a copy to:	1185 Avenue of the Americas, 31st Floor, New York, NY 10036 Email: Jyamamoto@SRF.LAW Attention: Jay Yamamoto, Esq.

Section 7.03            Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05            Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 7.06            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07            Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted—if subject matter jurisdiction and venue are available therein—in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09            Attorney Fees. The prevailing Party in any action, suit, or proceeding to enforce this Agreement shall be entitled to reasonable costs and attorney fees from the non-prevailing Party.

Section 7.10            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

By	/s/ Norman Serrano
Norman Serrano

Position:

NORMAN SERRANO

/s/ Norman Serrano
Norman Serrano

KULR TECHNOLOGY GROUP, INC.

By	/s/ Michael Mo
Michael Mo
Chief Executive Officer